================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               Date of report (Date of earliest event reported):
                               December 18, 2000


                                   AETNA INC.
               (Exact Name of Registrant as Specified in Charter)


               Pennsylvania                     1-16095                        23-2229683
     (State or Other Jurisdiction of    (Commission File Number)  (I.R.S. Employer Identification No.)
              Incorporation)


               151 Farmington Avenue
               Hartford, Connecticut                         06156
      (Address of Principal Executive Offices)             (Zip Code)



                                 (860) 273-0123
              (Registrant's telephone number, including area code)



                                      N/A
         (Former Name or Former Address, if Changed Since Last Report)


================================================================================

Item 5.  Other Events

Earnings Press Release

On January 30, 2001, the Company issued its fourth quarter 2000 earnings press release, which included the following information:

The Company, reporting for the first time as an independent health care and related benefits company, announced fourth quarter 2000 operating earnings from continuing operations, excluding other items,1 of $28.7 million, or $0.20 per common share, compared with third quarter 2000 operating earnings of $42.3 million, or $0.30 per common share. Fourth quarter 1999 operating earnings were $81.0 million, or $0.55 per common share.

Full-year 2000 operating earnings, excluding other items in the fourth and previous quarters, were $193.6 million, or $1.35 per common share. This compares with $327.8 million, or $2.05 per common share, for 1999.

Operating earnings exclude net realized capital gains or losses. Other items in the fourth quarter 2000 include: a $238.3 million after-tax charge related to the write-off of goodwill, primarily associated with the Company's exiting of certain Medicare markets; a $92.6 million after-tax severance charge related to the strategic actions announced in December; and $51.0 million after-tax costs, including approximately $38 million change-in-control related costs and $13 million in severance actions in the fourth quarter that occurred prior to the announced severance charge. The change-in-control costs resulted from the spin-off of Aetna to shareholders on December 13, 2000 as part of the transaction with ING Groep N.V. Other items in prior quarters in 2000 include a $ 94.9 million after tax benefit from a reduction of the reserve for anticipated future losses on discontinued products, $5.2 million of costs related to a shareholder litigation settlement agreement and a $14.6 million assessment related to the New Jersey HMO Insolvency Fund.

As a result of these other items in the fourth quarter (totaling $381.9 million) the Company recorded a fourth-quarter operating loss of $353.2 million, or $2.49 per share. These charges relate to the write-off of goodwill, mostly associated with Medicare market exits, restructuring actions announced in December 2000 and change-in-control costs related to the ING transaction.

Health Results

Aetna's health care business, which provides a full range of managed care, indemnity, dental and group insurance products and services, reported operating earnings, excluding other items, of $60.0 million for the fourth quarter 2000, compared with $118.1 million in the fourth quarter of 1999. The decline in operating earnings from the prior-year period reflects significantly higher medical costs for both the Commercial and Medicare HMO products, which exceeded higher per-member premiums.

The fourth quarter 2000 Commercial HMO medical cost ratio (MCR) was 87.2 percent, which was significantly higher than in the fourth quarter of 1999, but slightly improved over the third quarter 2000, mainly due to improving premium yields. Commercial HMO medical costs for services in the quarter increased significantly compared to the fourth quarter of 1999.

The Medicare HMO medical cost ratio was 97.5 percent in the quarter, significantly higher than in the prior-year period, but only slightly higher than the third quarter of 2000, when adjusting for the one-time impact of provider contract terminations or resolutions that occurred in the third quarter of 2000. The Company exited selected Medicare markets as of January 1, 2001, affecting approximately 260,000 members, or 47 percent of current Medicare HMO membership. In the fourth quarter of 2000, these markets had a combined MCR of approximately 104 percent. The remaining markets, in which Aetna will continue to offer Medicare HMO products in 2001, reported a fourth quarter 2000 MCR of approximately 91 percent.


--------
1 All results that follow relate to continuing operations. All per-share amounts are on a diluted basis. In those periods where a loss from continuing operations exists, common share equivalents (stock options and stock-based awards) are excluded from weighted average common shares for per share amounts related to income (loss) from continuing and discontinued operations and net income (loss).

Total health membership stood at 19.3 million as of December 31, 2000, a 6 percent decline during the year. Health membership increased by 81,000 from the third quarter 2000, but is expected to decline overall in 2001 due to largely planned Prudential health care attrition, and Medicare HMO and Commercial HMO product market exits. The Aetna Commercial HMO risk business grew by 8 percent during the year, an increase that was more than offset by largely planned Prudential health care attrition. Dental membership stood at 14.3 million as of December 31, 2000, making Aetna one of the largest dental benefits providers in the U.S.

Total SG&A expenses for the fourth quarter 2000 were lower than the prior-year period, excluding the impact of severance and the change-in-control related costs. Comparable expenses increased slightly from the third quarter of 2000 due to normal seasonally higher advertising and enrollment costs.

Group Insurance and Other Health operating earnings were slightly lower than the fourth quarter of 1999 and 8 percent lower sequentially. The decline from the third quarter 2000 mostly reflects lower investment income. Total Group Insurance membership was 11.7 million as of December 31, 2000, higher than in the third quarter of 2000, but lower from the year-ago period, primarily due to some membership lapses in the Disability line.

Aetna's total network grew 8 percent during the year, as nearly 20,000 additional physicians chose to contract with Aetna. The network was composed of approximately 467,000 primary care physicians, specialists, dentists and other health care professionals, including hospitals and pharmacies as of December 31, 2000. The HMO network grew to over 345,000, or up 13 percent since the beginning of the year. The retail pharmacy network now stands at nearly 50,000 participating pharmacies, one of the largest networks in the industry.

Large Case Pensions, which manages a variety of discontinued and other retirement and savings products for defined benefit and defined contribution plan customers, reported $15.3 million in operating earnings for the fourth quarter 2000. Operating earnings were lower than the prior year mainly due to lower investment income, as capital was redeployed to other Aetna businesses during the year and underlying liabilities continued to decline, in keeping with the run-off nature of the business.

Corporate expenses were $46.6 million in the fourth quarter 2000, compared with $57.3 million in the fourth quarter of 1999. Expenses declined due to lower interest expenses from reduced debt levels as a result of the ING transaction, in addition to ongoing cost-reduction initiatives.

Income from Discontinued Operations, which comprises those businesses sold to ING, reported operating earnings of $139.7 million for the fourth quarter, compared with $83.6 million in fourth quarter 1999. Including an after-tax charge of $174.0 million, mainly due to ING sale-related transaction costs, discontinued operations showed a loss of $34.3 million for the fourth quarter of 2000.

Total Revenues were $6.6 billion for the fourth quarter 2000, compared with $6.7 billion for the fourth quarter of 1999. The decline in total revenues primarily reflects the lower health membership levels in the PHC business, partially offset by higher per-member premiums. Total revenues for 2000 were $26.8 billion, up from $22.1 billion in 1999.

Net Income/Loss. Including discontinued operations, Aetna reported a net loss of $406.3 million, or $2.87 per common share, for the fourth quarter 2000. This reflects a loss of $372.0 million, or $2.63 per common share, from continuing operations as a result of the previously discussed charges and the loss of $34.3 million from discontinued operations. The net loss compares with net income of $134.4 million, or $0.92 per common share, for the fourth quarter 1999.

2000 Net Income/Loss

The loss from continuing operations for 2000 was $127.4 million, or a loss of $0.90 per common share. This compares to 1999 income of $399.4 million, or $2.54 per common share.

Including discontinued operations, net income for 2000 was $127.1 million, or $0.90 per common share. Net income for 2000 also includes a $94.9 million reduction of discontinued products reserves in the Large Case Pensions segment, as well as the previously mentioned fourth quarter and other charges and net realized capital gains or losses. Net income in 1999 was $716.5 million, or $4.72 per common share, which includes a $50.2 million reduction of discontinued products reserves in the Large Case Pensions segment.

2001 Dividend Policy. As announced in December, Aetna intends to pay a $0.04 dividend per common share annually, rather than quarterly. The dividend is expected to be paid in the fourth quarter of each year, beginning in 2001.

Other Previously Announced Matters

The Company anticipates that the following matters, which were discussed on the Company's conference calls with the public on January 30, 2001 or December 18, 2000 (and which will be contained in the Company's 2000 Annual Report on Form 10-K to be filed with the Securities and Exchange Commission), will affect 2001 financial performance:

Medical Costs/Pricing Actions. The Company is taking certain actions designed to improve its medical cost ratios while also undertaking initiatives to improve relations with providers. The Company attempts to improve profitability through price increases and, where appropriate, through utilization management techniques. Premiums for insured health plans are generally fixed for one-year periods and, accordingly, cost levels in excess of future medical cost projections reflected in pricing cannot be recovered in the contractual year through higher premiums. The Company is seeking significant price increases for 2001 renewals to improve profitability. Slightly more than half of the Company's Health Risk business renews on January 1, 2001 and a significant portion renews on July 1, 2001. As a result, the Company cannot increase prices for a significant portion of its 2001 business until later in the year. Medical cost trend (the rate of increase in medical costs) rose significantly in 2000, particularly in the later half of the year. For purposes of setting these price increases we projected that medical costs would continue to increase, but at a rate of increase less than the rate of increase experienced recently. There can be no assurances regarding the accuracy of medical cost projections assumed for pricing purposes and if the rate of increase in medical costs recently experienced were to continue in 2001, our results would be materially adversely affected.

Membership/Market Withdrawals. As a result of several actions the Company is taking, it expects that total Health membership levels by year end 2001 will decline approximately 10% from the December 31, 2000 level. Primarily as a result of premium and fee increases, the Company expects attrition of approximately 1.5 million Prudential health care members during 2001, including administrative services only customers that it has agreed to service for Prudential. Also, the Company is expecting reduced membership levels during 2001, as a result of its exit of certain Medicare service areas affecting approximately 260,000 members and the anticipated exit of under-performing HMO commercial products in certain markets, which is expected to affect approximately 300,000 to 350,000 members. The membership reductions will affect revenue, but also are expected to help reduce medical cost ratios as membership expected to be lost generally have relatively high medical cost ratios.

Expense Initiatives. The Company is taking actions to reduce its workforce by approximately 5,000 positions while at the same time attempting to improve customer service and comply with important new privacy and other regulations. Approximately half of this reduction is expected to be achieved through attrition and approximately 2,400 employee positions (primarily regional sales personnel, customer service, information technology and other staff-area personnel) will be eliminated. (Refer to "Severance and Facilities Charge" for additional details relating to employee positions to be eliminated.) The Company also began to implement other cost savings initiatives in 2000. As a result, the Company projects that its overall selling, general and administrative expenses for the health business (which include technology related expenses discussed below) will decline in 2001 as compared to 2000 levels. Due to anticipated declines in membership and associated revenue, these expenses are projected to increase as a percentage of revenue.

The United States Department of Health and Human Services has issued a series of proposed regulations under the Health Insurance Portability and Accountability Act relating to, among other things, standardized transaction formats and the privacy of member health information. These regulations, only some of which have been finalized, and any corresponding state legislation, will affect the Company's administration of health and related benefit plans. The Company is currently reviewing the potential impact of the proposed regulations on its operations, including its information technology systems. The Company projects that it will incur incremental technology related expenses of approximately $30 million pretax in connection with these regulations during 2001. We expect that we will incur additional expenses and that our business could also be adversely affected by these regulations in future periods. These additional expenses and the impact on our business could be material.

Group Insurance. The Company projects earnings in 2001 from Group Insurance products to be approximately 10 to 15% lower than 2000 due to lower net investment income and slightly lower disability results.

Large Case Pensions. Large Case Pensions earnings are projected to decline in 2001 as a result of the continuing run off of underlying liabilities.

Corporate. Interest expense is expected to decrease in 2001, due to lower levels of debt expected to be outstanding in 2001 compared to 2000. Salaries and related benefits and other operating expenses are also expected to decrease in 2001 due to decreased staffing levels resulting from the actions taken in the fourth quarter of 2000 relating to the integration and elimination of duplicate staff functions.

Goodwill. Goodwill and other acquired intangible assets were $7.7 billion at December 31, 2000, or approximately 76% of consolidated shareholders' equity. In December 2000, the Financial Accounting Standards Board ("FASB") issued a tentative decision to eliminate the amortization of goodwill from a company's income statement; however, such goodwill would remain on the balance sheet and would be subjected to a periodic impairment test. Goodwill impairment, if any, would be calculated based on an implied fair value approach, which utilizes a discounted cash flow analysis. The FASB has also indicated that intangible assets that meet certain criteria would qualify for recording on the balance sheet and would continue to be amortized in the income statement. On February 14, 2001, the FASB issued an exposure draft related to this tentative decision, with comments due on March 16,2001. The final standard is currently expected to be issued in June 2001. The Company is currently evaluating this exposure draft.

The Company cannot currently predict whether the FASB will ultimately change the current accounting standards, what form any final standard may take or the ultimate impact to its recorded amount of goodwill and intangible assets or related amortization. After-tax goodwill and intangible asset amortization included in results from continuing operations for 2000 were $200.4 million and $150.0 million, respectively. The Company cannot currently predict whether any of these changes, if adopted, would materially affect its results of operations or financial condition, or have any corresponding effect upon its debt ratings or other matters. While a change in these accounting standards could increase the Company's net income in the future, and any impairment would result in a charge against income and affect the Company's recorded assets and ratio of debt to total capitalization, the Company's cash flow from operating activities would not be affected directly.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             AETNA INC.


Date: February 14, 2001                      By:  /s/ Alan M. Bennett
                                                 -------------------------------
                                                 Name:  Alan M. Bennett
                                                 Title: Vice President and
                                                        Corporate Controller